As filed with the Securities and Exchange Commission on January 15, 2021

Registration No. 333-230658

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S–1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Artelo Biosciences, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	7389	33-1220924
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

888 Prospect Street, Suite 210 La Jolla, CA 92037 (760) 943-1689
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gregory D. Gorgas Chief Executive Officer and President 888 Prospect Street, Suite 210 La Jolla, CA 92037 Telephone: (760) 943-1689
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters

Wilson Sonsini Goodrich & Rosati, P.C.

12235 El Camino Real

San Diego, CA 92130

Telephone: (858) 350-2300

Facsimile: (858) 350-2399

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

EXPLANATORY NOTE

On April 1, 2019, Artelo Biosciences, Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-230658) (as amended, the “Registration Statement”). The Registration Statement was originally declared effective by the Securities and Exchange Commission on June 20, 2019. The Registration Statement covered (i) 1,300,813 units with each unit consisting of one share of common stock, par value $0.001 per share (the “Common Stock”) and one warrant to purchase one share of Common Stock (the “Underlying Warrants”), (ii) 191,102 additional warrants sold to the underwriters pursuant to their overallotment option (these warrants and the Underlying Warrants, the “Public Warrants”), plus the underlying shares of Common Stock issuable upon exercise of the Public Warrants and (iii) 104,065 underwriter’s warrants (the “Underwriter’s Warrants”), plus the underlying shares of Common Stock issuable upon exercise of the Underwriter’s Warrants.

This Post-Effective Amendment No. 2 to the Registration Statement is being filed to update and supplement, among other things, the information contained in the Registration Statement to incorporate by reference the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020, that was filed with the SEC on November 4, 2020, as amended (the “Annual Report”) and the Company’s Quarterly Report on Form 10-Q for the period ended November 30, 2020, filed with the SEC on January 14, 2021 (the “Quarterly Report”). The Annual Report and Quarterly Report are incorporated by reference herein and are listed in “Part I – Incorporation of Certain Information by Reference.” No changes have been made to the prospectus contained in the Registration Statement (which prospectus continues to form a part of this Registration Statement) and, accordingly, such prospectus has not been reprinted in Part I of this filing. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

2

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, JANUARY 15, 2021

ARTELO BIOSCIENCES, INC.

1,595,980 Shares of Common Stock (par value $0.001 per share)

__________________________

We are offering 1,595,980 shares of our Common Stock, par value $0.001 per share, issuable upon exercise of warrants issued on a registration statement on Form S-1 as a part of a unit offering, which was declared effective on June 20, 2019 (File No. 333-230658) (as amended, the “Registration Statement”). On June 25, 2019, pursuant to the Registration Statement, we issued (i) warrants to purchase 1,491,915 shares of our Common Stock, with an exercise price of $6.4575 per share (the “Public Warrants”) and (ii) warrants to purchase 104,065 shares of our Common Stock, with an exercise price of $6.7650 per share (the “Underwriter’s Warrants”).

In order to obtain the shares of Common Stock to which this prospectus relates, the holders of the Public Warrants must pay the exercise price. We will receive proceeds from any exercises of the Warrants, but not from the sale of the underlying common stock. Please see the section titled “Plan of Distribution” for more information regarding the offering.

Our common stock and warrants are listed on the Nasdaq Capital Market under the symbols “ARTL” and “ARTLW,” respectively. On January 14, 2021 our last reported sales price of our common stock on the Nasdaq Capital Market was $1.01 per share and our last reported sales price of our Public Warrants was $0.30 per Public Warrant.

__________________________

An investment in our securities involves a high degree of risk. Before buying any of our securities you should carefully read the discussion of the material risks of investing in our securities in “Risk Factors” beginning on page 9 of this prospectus and page 18 of our Annual Report on Form 10-K.

__________________________

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 15, 2021

3

EXPERTS

The consolidated financial statements of Artelo Biosciences, Inc. as of August 31, 2020 and 2019 and for each of the two years in the period ended August 31, 2020 included in this prospectus have been so included in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Quarterly Report on Form 10-Q for the period ended November 30, 2020, filed with the SEC on January 14, 2021;

•	our Annual Report on Form 10-K for the fiscal year ended August 31, 2020, filed with the SEC on November 4, 2020;

•	our Current Reports on Form 8-K filed with the SEC on November 20, 2020, December 2, 2020, December 4, 2020; and

•

the description of our common stock contained in our Registration Statement on Form S-1, filed on April 1, 2019, including any amendments thereto or reports filed for the purposes of updating this description.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Artelo Biosciences, Inc., Attn: Chief Executive Officer, 888 Prospect Street, Suite 210, La Jolla, California, 92037. You may also direct any requests for documents to us by telephone at (760) 943-1689.

4

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses (other than the actual SEC registration fee), other than underwriting discounts and commissions, payable by the registrant in connection with a distribution of the securities being registered.

Securities and Exchange Commission registration fee(1)	$-
Accounting fees and expenses	5,000
Legal fees and expenses	10,000
Transfer agent’s and trustee’s fees and expenses	-
Miscellaneous	-
Total	$15,000

______________

(1)	These fees and expenses have previously been paid in connection with the Registration Statement.

Item 14. Indemnification of Directors and Officers

The Company’s Articles of Incorporation and Bylaws provide that, to the fullest extent permitted by the laws of the State of Nevada, any officer or director of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee to the fullest extent permitted under Section 78.7502 of the Nevada Revised Statutes as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

In the case of any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he/she is or was a director, officer, employee or agent of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the Nevada courts or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Nevada courts or such other court shall deem proper.

5

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he/she did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 15. Recent Sales of Unregistered Securities

On January 2, 2018, we issued 15,000 shares of Common Stock to NEOMED Institute.

On March 23, 2018, we entered into Series B Subscription Agreements with twenty-eight (28) individuals for the sale of Common Stock in our Series B Offering, all of whom are accredited investors (as that term is defined in Regulation D as promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended) for the purchase and sale of 163,606 units of the Company’s equity securities (the “Series B Units”) at a price of $5.20 per Series B Unit, pursuant to a private placement offering conducted by the Company for aggregate proceeds of $850,785. Each Series B Unit consists of: (i) one (1) share of common stock; and (ii) one (1) Series B Stock Purchase Warrant to purchase one (1) share of common stock at a price of $12.00 per share for a period of five (5) years from the issue date.

On September 12, 2018, we entered into Series C Subscription Agreements with twenty-four (24) individuals for the sale of Common Stock in our Series C Offering, all of whom are accredited investors (as that term is defined in Regulation D as promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended) for the purchase and sale of 87,629 units of the Company’s equity securities (the “Series C Units”) at a price of $6.00 per Series C Unit, pursuant to a private placement offering conducted by the Company for aggregate proceeds of $525,828. Each Series C Unit consists of: (i) one (1) share of common stock; and (ii) one (1) Series C Stock Purchase Warrant to purchase one (1) share of common stock at a price of $14.00 per share for a period of five (5) years from the issue date.

On January 30, 2019, we entered into Series D Subscription Agreements with forty (40) individuals for the sale of Common Stock in our Series D Offering, all of whom are accredited investors (as that term is defined in Regulation D as promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended) for the purchase and sale of 209,635 units of the Company’s equity securities (the “Series D Units”) at a price of $6.00 per Series D Unit, pursuant to a private placement offering conducted by the Company for aggregate proceeds of $1,257,905. Each Series D Unit consists of: (i) one (1) share of common stock; and (ii) one (1) Series D Stock Purchase Warrant to purchase one (1) share of common stock at a price of $14.00 per share for a period of five (5) years from the issue date. In January 2020, an additional 7,373 Series D shares were issued to existing Series D unitholders in accordance with the late filing terms stated above.

On March 15, 2019, the Board approved the issuance of 25,000 shares of our Common Stock to Blackrock Ventures, Ltd., an entity owned by Peter O’Brien in exchange for prior services to us.

6

On April 24, 2019, we agreed to issue 61,297 shares of our Common Stock to NEOMED in connection with our exercise of the NEOMED Option pursuant to the First Amendment to Material and Data Transfer, Option and License Agreement by and between us and NEOMED dated as of January 4, 2019. The shares were issued November 21, 2019.

On April 25, 2019, we agreed to issue 11,363 shares of our Common Stock as consideration for the waiver by NEOMED of the cash payment of $100,000 that was due to NEOMED on October 1, 2018 pursuant to the First Amendment to Material and Data Transfer, Option and License Agreement by and between us and NEOMED dated as of January 4, 2019. The shares were issued November 21, 2019

On April 25, 2019 and May 24, 2019, we entered into Series E Subscription Agreements with a total of fifty-nine (59) individuals for the sale of Common Stock in our Series E Offering, all of whom are accredited investors (as that term is defined in Regulation D as promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended) for the purchase and sale of 54,940 units of the Company’s equity securities (the “Series E Units”) at a price of $7.60 per Series E Unit, pursuant to a private placement offering conducted by the Company for aggregate proceeds of $417,732. Each Series E Unit consists of: (i) one (1) share of common stock; and (ii) one (1) Series E Stock Purchase Warrant to purchase one-half (1/2) share of common stock at a price of $16.00 per share for a period of three (3) years from the issue date. On June 21, 2019 the Company issued 12,950 shares and 6,490 warrants for price protection provision related to the Series E units.

On May 4, 2020, the Company issued 45,834 shares of common stock to two Directors, for proceeds of $55,000.

Each of the foregoing issuances was made in a transaction not involving a public offering pursuant to an exemption from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D or Regulation S promulgated under the Securities Act.

7

Item 16. Exhibits and Financial Statement Schedules

(a) The following exhibits are included herein or incorporated by reference.

Exhibit Number	Description	Form	File No.	Filing Date	Filed Herewith
3.1	Articles of Incorporation and Amendments	S-1	333-199213	10/8/2014
3.2	Certificate of Amendment filed with the Nevada Secretary of State on February 2, 2017 with an effective date of February 10, 2017.	8-K	333-199213	2/9/2017
3.3	Certificate of Change.	8-K	333-199213	4/17/2017
3.4	Bylaws	S-1	333-199213	10/8/2014
3.5	Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on June 19, 2019.	S-1/A	333-230658	6/20/2019
4.1	Form of Public Warrant	S-1/A	333-230658	6/20/2019
4.2	Form of Underwriter’s Warrant	S-1/A	333-230658	6/20/2019
4.3	Form of Private Placement Warrant	8-K/A	333-199213	10/3/2017
5.1	Legal Opinion of Fennemore Craig, P.C.	S-1/A	333-230658	6/20/2019
10.1#	Amended and Restated Employment Agreement by and between the Company and Gregory D. Gorgas dated August 30, 2019.	10-K	001-38951	11/25/2019
10.2	Securities Purchase Agreement by and between the Company and Gregory D. Gorgas dated April 3, 2017.	8-K	333-199213	4/7/2017
10.3#	Form of Indemnification Agreement	8-K	333-199213	5/8/2017
10.4	Stock Purchase Agreement dated May 4, 2017	8-K	333-199213	5/8/2017
10.5	Form of Private Placement Subscription Agreement	8-K	333-199213	8/4/2017
10.6	Form of Registration Rights Agreement	8-K	333-199213	8/4/2017
10.7	Stock Purchase Agreement dated as of August 1, 2017	8-K	333-199213	8/4/2017
10.8	Material and Data Transfer, Option and License Agreement dated as of December 20, 2017 by and between the Company and NEOMED Institute+	10-Q	33-199213	1/16/2018
10.9+	First Amendment to Material and Data Transfer, Option and License Agreement by and between the Company and NEOMED Institute, dated as of January 4, 2019	10-Q	333-199213	4/15/2019
10.10#	2018 Equity Incentive Plan	S-1	333-227571	9/27/2018
10.11#	Form of Stock Option Agreement—2018 Equity Incentive Plan	S-1	333-227571	9/27/2018
10.12+	License Agreement with Stony Brook University, by and between the Company and Stony Brook University, dated January 18, 2018	S-1/A	333-222756	4/17/2018
23.1	Consent of Independent Registered Public Accounting Firm				*
23.2	Consent of Fennemore Craig, P.C. (included in exhibit 5.1)	S-1/A	333-230658	6/20/2019
24.1	Power of attorney	S-1	333-230658	4/1/2018

____________

#	Management contracts or compensatory plans, contracts or arrangements.

+	Certain portions of this exhibit have been omitted.

8

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

9

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 15, 2021.

ARTELO BIOSCIENCES, INC.

By:	/s/ Gregory D. Gorgas
Name:	Gregory D. Gorgas
Title:	President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Gregory D. Gorgas	President, Chief Executive Officer and Director	January 15, 2021
Gregory D. Gorgas	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

*	Director, Chair of the Board of Directors	January 15, 2021
Connie Matsui

*	Director	January 15, 2021
Steven Kelly

*	Director	January 15, 2021
Douglas Blayney

*	Director	January 15, 2021
R. Martin Emanuele

*	Director	January 15, 2021
John W. Beck

	Director	January 15, 2021
Gregory R. Reyes

* Pursuant to power of attorney

By:	/s/ Gregory D. Gorgas
Gregory D. Gorgas
Attorney-in-fact

10